Exhibit 99.1

Northwest Biotherapeutics, Inc.
21720 – 23rd Drive S.E., Suite 100
Bothell, Washington 98021
http://www.nwbio.com

Media Contact:	Karen Clark (202) 778-2003 kclark@apcoworldwide.com

Northwest Biotherapeutics, Inc. secures additional capital and reduces expenses

Bothell, Washington – June 20, 2003 — Northwest Biotherapeutics, Inc. (NWBT.OB) today announced the cash sale of certain future royalty rights to Medarex, Inc. and the implementation of additional measures to conserve capital.

Under the terms of its agreement with Medarex, the Company has granted Medarex the right to receive any future royalties from products derived from a certain identified antibody target. In exchange for these future royalties, Medarex will pay the Company $816,000.

As part of its effort to lower expenses, the Company has reduced head count by eight (8) positions or 42%. As part of this reduction, Mr. Wilds will no longer be an employee of the Company, but will continue to serve as the Company’s Chief Executive Officer and as Chairman of the Company’s Board of Directors. Dr. Alton L. Boynton, a Company Founder and its Chief Operating and Scientific Officer, has also been appointed President. In addition, the Company has terminated its multi-year lease obligation for its current facility and has secured new, more cost-effective space for its continuing operations. The Company plans to relocate to its new facility at 22322 – 20th Avenue SE, Suite 150, Bothell, Washington by July 1, 2003.

“These actions are intended to extend our cash flow thus providing an expanded window for Company scientists to further establish the value of our core technologies,” stated Daniel O. Wilds, Northwest Biotherapeutics’ Chairman and Chief Executive Officer. “Our new automated tangential flow filtration system has been positively received by members of the academic and scientific communities and is scheduled to be placed in several major medical centers in the fall of 2003. In addition, we continue to be encouraged by the preclinical performance of our DCVax-Direct Adjuvant Cancer Therapy, which has demonstrated utility in an animal model system by regressing multiple tumor sites and by preventing the recurrence of cancer. The combination of additional capital and reduced spending should enable the evaluation for broader applications of our new processing technology. It should also allow us to complete additional preclinical studies of our proprietary monoclonal antibody-based cancer product candidates.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on discovering, developing and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. The Company’s strategy is to combine its expertise in dendritic cell biology, immunology and antigen discovery with its proprietary technologies to develop cancer therapies. As part of its strategy, it is further developing diagnostic and therapeutic antibodies against its proprietary cancer targets and it is continuing refinement of its next generation system for cost effectively producing high purity dendritic cells and dendritic cell precursors for potential new cancer products.

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the timely performance of third parties and the Company’s recent cost-cutting initiatives and the direct and indirect consequences of those initiatives. Additional information on these and other factors, which could affect the Company’s results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

DCVax is a registered trademark of Northwest Biotherapeutics, Inc. All rights are reserved.